Item 77.Q2

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that the Funds trustees, executive officers, persons who own more than ten percent of the Funds shares, investment adviser, and affiliated persons of the Funds investment adviser file reports of share ownership and any subsequent changes in share ownership with the Securities and Exchange Commission not later than specified deadlines. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Fund believes that, during the fiscal year ended
June 30, 2007, each of its trustees, executive officers, greater than ten percent shareholders, investment adviser, and affiliated persons of its investment adviser complied with all such applicable filing requirements except that initial statements of beneficial ownership for each of Munder Capital
Management, Munder Capital Holdings LLC, Munder Capital
Holdings II LLC were filed late. In addition, the initial statements of beneficial ownership for each of the following executive officers of Munder Capital
Management were filed late:  Tony Dong, Beth Obear,
James FitzGerald, and Sharon Fayolle.  Finally, a
Form 4 relating to the disposition of shares of the Fund by Anne Kennedy, an executive officer of Munder
Capital Management, was filed late.